SHARE PURCHASE AGREEMENT

THIS AGREEMENT dated June 20, 2014 is made

BETWEEN:-

1.	ELIXIR GAMING TECHNOLOGIES (CAMBODIA) LIMITED, a single member Cambodian private limited company incorporated under the laws of the Kingdom of Cambodia under the number Co. 4497/08E on January 18, 2008, having its registered address at 58-E5, 5th floor, The iCON Professional Building, No. 216 Norodom Blvd., Tonle Bassac, Chamkarmorn, Phnom Penh, Cambodia, represented by Mr. Chung Yuk Man, a Chinese citizen, holding Passport No. H90130531, with correspondence address at Unit 3705, 37/F., The Centrium, 60 Wyndham Street, Central, Hong Kong (“EGT” or “Vendor”);

2.	Mr. Ban Kea, a Cambodian citizen, holding Cambodian identity card No. 020208010, issued on 09 March 2002 and have residence address at Sleng Dey Doh Village, Prek Taten Commune, Ponhea Leu District, Kandal Province (“Purchaser”); and

3.	DREAMWORLD LEISURE (PAILIN) LIMITED, a single member Cambodian private limited company incorporated under the laws of the Kingdom of Cambodia under the number Co.1499E/2011 on 30 June, 2011, having its registered address at 58-E5, 5th floor, The iCON Professional Building, No. 216 Norodom Blvd., Tonle Bassac, Chamkarmorn, Phnom Penh, Cambodia, represented by Mr. Chung Yuk Man, a Chinese citizen, holding Passport No. H90130531, with correspondence address at Unit 3705, 37/F., The Centrium, 60 Wyndham Street, Central Hong Kong (“DWP”),

Hereinafter individually referred to as the “Party” and, collectively, referred to as the “Parties”.

WHEREAS:-

(A)	the Company (as herein defined) was incorporated under the laws of the Kingdom of Cambodia and has registered share capital of KHR4,000,000 divided into 1,000 shares of KHR4,000 each, all of which are in issue and owned by the Vendor;

(B)	the Vendor wishes to sell and the Purchaser wishes to buy the Sale Shares (as herein defined) on the terms and subject to the conditions set out below;

(C)	EGT, BSM (as defined below) and DWP entered into an Undertaking Agreement on July 13, 2011, according to which, among other things, EGT is the sole owner of DWP for the development, ownership and operation of Dreamworld Pailin Casino and the ancillary businesses in Cambodia, BSM leases land to DWP, and in which BSM would be entitled to receive profit participation, specifically equal to 20% of the Profit Before Depreciation during the duration of the Undertaking Agreement, if any, as that term is defined in the Undertaking Agreement. BSM and DWP also entered into a Lease Agreement dated July 13, 2011 (“Lease Agreement”) for leasing a land located in Phsar Prom District, Pailin Province (the “Land”) from BSM at market rates for casino operation and the ancillary businesses thereon by DWP;

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(D)	EGT, BSM, and DWP agree that the Undertaking Agreement and its subsequent amendments (collectively, the “Undertaking Agreements”) and the Lease Agreement shall be terminated under a separate Termination Agreement. It is also agreed in the Termination Agreement that BSM shall permit EGT and DWP, without charge, to occupy the Land, and the building structures that DWP invested in or erected on the Land (the “Building Structures”) shall continue to be fully possessed and controlled by DWP, up until Completion.

IT IS AGREED:-

1. INTERPRETATION

(A)	In this Agreement and the Recitals hereto, unless the context otherwise requires:-

“BSM” mean that particular individual person named Ms. Ban Sreymom, a Cambodian individual, holding Cambodian identity card number 210013333 issued on 16 February 2004, residing at Outapuk Krom Village, Sangkat Toul Laveal, Khan Pailin, Pailin Province, Kingdom of Cambodia;

“Consideration” means the consideration for the Sale Shares as set out in Clause 3;

“Company” means DWP, further details of which are contained in Schedule 1;

“Completion” means the completion of the sale and purchase of the Sale Shares including fulfillment of the Conditions Precedent in accordance with the provisions of Clause 2 and Clause 4 of this Agreement;

“Conditions Precedent” means those acts as described in Clause 2.2 and Clause 4.1(iii) herein which must be completed by the Purchase subsequent to signing of this Agreement;

“Equipment” means the assets and equipment as provided in Schedule 4

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“Excluded Assets” means all the assets of the Company other than those specified in Schedule 4. For the avoidance of doubt, Excluded Assets include all assets and documents as provided in Schedule 5;

"KHR" means Cambodia Riel;

“License” means the casino license issued by the Cambodian Ministry of Economy and Finance, having license No. 132 MoEF. Ind., dated 14 March 2014, held by DWP for operation of Dreamworld Leisure, which is also referred to within this Agreement as Dreamworld Pailin Casino;

"Relevant Capacity" means for one's own account or for that of any person, firm or company whether through the medium of any company controlled by him or her (for which purpose there shall be aggregated with his/her shareholding or ability to exercise control the shares held or control exercised by any person connected with her) or as principal, director, employee, consultant or agent.

“Termination Agreement” means the agreement to be agreed by EGT, BSM, and DWP for termination of the Undertaking Agreements, the Lease Agreement and other related agreements;

“US$” means United States dollars;

“Warranties” mean representations and warranties of the Vendor as provided in Schedule 2;

“Sale Shares” means 1,000 shares of KHR4,000 each, being the entire shareholding of the Vendor in the Company, representing 100% of the existing issued share capital of the Company;

“$” means United States dollars;

the singular includes the plural and vice versa, words importing one gender include both genders and the neuter and references to persons include bodies corporate or unincorporated;

references to statutory provisions are references to those provisions as respectively amended or re-enacted from time to time (if and to the extent that the provisions as amended or re-enacted are for the purposes hereof equivalent to those provisions before such amendment or re-enactment) and shall include any provision of which they are re-enactments (if and to the extent aforesaid) and any subordinate legislation made under such provisions; and

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a reference to a “Clause” or a “Sub-Clause” or a “Schedule” is a reference to a Clause or a Sub-Clause of or a Schedule to this Agreement and a reference to this Agreement includes a reference to each Schedule.

(B)	The headings in this Agreement are for convenience only and shall not affect its interpretation.

2.	SALE OF THE SALE SHARES

2.1 On the terms and subject to the conditions of this Agreement, the Vendor shall, as registered owner, sell or procure the sale of the Sale Shares and the Purchaser shall buy the Sale Shares free from all rights of pre-emption, options, liens, claims, equities, charges, encumbrances or third-party rights of any nature and with all rights now or hereafter becoming attached or accruing thereto.

2.2 Completion of this Agreement shall be conditional upon the Conditions Precedent as explained in Clause 4.1(iii) below, including among other things the approval of the share transfer by the Ministry of Commerce within forty-five (45) calendar days after signing by all Parties of this Agreement and, if applicable, approval of change in control of the License by the Ministry of Economy and Finance within sixty (60) calendar days after signing by all Parties of this Agreement, or in either case within such additional time as may be agreed to by Vendor and Purchaser.

3.	CONSIDERATION

3.1 The Consideration for the sale of the Sale Shares shall be the sum of FIVE HUNDRED THOUSAND UNITED STATES DOLLARS (US$500,000.00) payable in installments as provided in Schedule 3.

3.2 Upon signing of this Agreement, Purchaser shall pay the 1st installment of the Consideration in the amount of US$100,000 by remittance to the bank account(s) of the Vendor as provided in Schedule 6 hereto;

4.	DELIVERABLES, CONDITIONS PRECEDENT AND EXCLUDED ASSETS

4.1 The sale and purchase of the Sale Shares shall be completed (“Completion”) at the office of the Vendor or at such other location as the Parties may agree to, within ten (10) business days after fulfillment of the Conditions Precedent.

(i)	The Vendor shall deliver to the Purchaser:-

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(a)	evidence that the shareholder and board of directors of the Company have passed resolutions to approve all applicable matters to approve the sale of the Sale Shares;

(b)	evidence of resignation of the directors of the Company, effective at Completion; and

(c)	all current insurance policies, current contracts and other records (not including books and accounts of the Company), cheque books and title deeds and evidence of ownership to all assets of the Company in Schedule 4, if any.

(ii)	The Purchaser shall:-

(a)	execute the instruments of transfer in respect of the Sale Shares, to include without limitation, this Agreement and all forms and documents which are, or may be, required by the Ministry of Commerce or any other Cambodian government entity, in order to seek and obtain official approval of the transfer of the Sale Shares; and

(b)	execute such other documents as may be required by the Vendor for the Purchaser to discharge all its obligations herein; and

(iii)	The Purchaser shall, as Conditions Precedent to Completion:-

(a)	Procure the approval of the share transfer by the Ministry of Commerce within forty-five (45) calendar days after signing by all Parties of this Agreement or within such additional time as may be agreed to by Vendor and Purchaser.;

(b)	Within sixty (60) calendar days after signing this Agreement, or within such additional time as may be agreed to by Vendor and Purchaser, take all actions necessary to procure approval from the Ministry of Economy and Finance (if required), and any other relevant government entities, of the transfer of control of the License, and assume all responsibilities and obligations imposed on the licensee under the License and applicable law, including without limitation the obligation to collect and remit any and all taxes and fees associated with, or arising from use of, the License, paying the annual renewal fee for the License, and any other fees which may be imposed by government authorities in relation to, or associated with, the License ownership;

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(c)	Execute a share pledge agreement within thirty (30) calendar days after the execution of this Agreement, or within such additional time as may be agreed to by Vendor and Purchaser, in such form as required by the Vendor, giving the Vendor a security interest in the Sale Shares until such time as 100% of the Consideration has been paid and Completion has occurred.

(d)	Take such action and execute such documents as required by the Vendor, and as required by applicable law, regulations, and practices of the relevant governmental authorities to: (1) change the names of the Company and Dreamworld Pailin Casino to new names as approved by the Vendor; and (2) change and update the owner’s / licensee’s representative (to the Purchaser) and new names of the Company and Dreamworld Pailin Casino for purposes of the License. The Purchaser, at its own cost and expense, shall complete the changes and registration of the owner’s / licensee’s representative, the new names of the Company and Dreamworld Pailin Casino under (1) and (2) above within 3 months of the date of this Agreement. The new name of the Company and the casino shall be subject to the approval of the Vendor, in its sole discretion, and shall not be similar to the current names.

4.2 All the Excluded Assets as at Completion are transferred to and become properties of the Vendor on Completion. Upon request of the Vendor, Purchaser, BSM and the Company shall execute all such deeds and documents as may be necessary to assign and transfer the Excluded Assets to the Vendor at no consideration and without any other cost or expense of the Vendor.   For the avoidance of doubt, the Vendor will be entitled to continue to retain all the Excluded Assets after Completion and to remove such assets before or after Completion. In the event that any of the Excluded Assets remain with the Company after Completion, the Company shall allow the Vendor and its authorized person to enter the Land without interruption at all reasonable times as requested by the Vendor to take possession of and remove the Excluded Assets.

4.3 Notwithstanding anything to the contrary contained herein, the Parties agree that the Building Structures shall not be considered as part of the assets of the Company (which otherwise will be treated as an inherent part of the Company to be sold to the Purchaser) with effect from Completion.

4.4 Upon signing this Agreement, the Purchaser shall cause and procure BSM to properly sign and deliver the Termination Agreement in such number of copies as required by the Vendor and the Purchaser shall immediately cease any use of the names and logos / trademarks of the Company and Dreamworld Pailin Casino and other similar names and logos / trademarks in any manner, means, advertisements, signage, internet presence, etc.

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5.	USE OF THE LAND AND ASSETS PRIOR TO COMPLETION

After the execution date of this Agreement and until Completion, BSM and Purchaser shall permit EGT and DWP, without charge, to occupy the Land, and the Building Structures shall continue to be fully possessed and controlled by DWP, up until Completion.

6.	REPRESENTATIONS AND WARRANTIES

6.1 The Vendor represents and warrants to the Purchaser in the terms set out in Schedule 2 and undertakes to disclose to the Purchaser immediately anything which comes to the knowledge of the Vendor which is inconsistent with any of the Warranties.

6.2 The Purchaser shall not cause the Company to engage in or enter into any business activities or transactions until the changes and registration of the owner’s / licensee’s representative and the new names of the Company and Dreamworld Pailin Casino under Sub-Clause 4.1.(iii)(d) herein to the satisfaction of the Vendor.

6.3 During the period from the date of Completion until the Consideration is fully paid, the Purchaser represents, undertakes and warrants to the Vendor that the Purchaser shall not in any way sell, transfer (with or without consideration) or dispose of any rights or interests in the Sale Shares or any material assets of the Company, the Company or any of its assets or properties to any third party, or execute or enter into any agreements, contracts or commitments with any third party for the forgoing sale, transfer or disposals. All consideration and money received for such sale, transfer and disposal will be held in trust by the Purchaser for the benefits of the Vendor. If the building constructed on the Land or any part of it is leased to any third party before full payment of the Consideration, all the rental and consideration received from the lease will also be held in trust by the Purchaser for the benefit of the Vendor. The Purchaser shall promptly pay to the Vendor such consideration, money and rental upon request by the Vendor if any payment under Schedule 3 hereto is in default.

6.4 The Purchaser undertakes with the Vendor and its successors in title that he or she will not and will procure that his/her spouse, children, related companies, related trusts will not in any Relevant Capacity after Completion carry on any business under the name "Dreamworld", “Entertainment Gaming”, “Elixir Gaming” or any other name which is considered by the Vendor likely to be confused therewith or otherwise.

6.5 Purchaser undertakes, represents and warrants to EGT that Purchaser must at all times by himself/herself, and procure and ensure his/her representatives, employees, and agents to comply with and act in accordance with all applicable laws (including but not limited to the applicable anti-money laundering and anti-corruption laws), regulations and instructions issued by relevant authorities and/or the requirements concerning anti-money laundering and anti-corruption as provided by DWP and/or EGT from time to time and must not undertake any activities which may cause an adverse effect on any of the business operations, financial conditions or reputation of DWP and/or EGT. EGT is entitled to terminate this Agreement without notice in the event of breach of this Clause 6.5.

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6.6 Purchaser shall indemnify, defend, and hold harmless DWP, EGT, and their respective officers, agents, and employees from and against any and all losses, claims, damages and expenses (including reasonable costs of investigation and attorneys’ fees) arising out of or resulting from the activities held, operated or provided by Purchaser, his/her agents, employees, or subcontractors for the period from the date of this Agreement to Completion. The indemnity provisions set forth in this paragraph shall survive the termination of this Agreement.

6.7 Purchaser shall not operate any casino-related business activities under the License until such time as the Ministry of Economy and Finance has approved the change of control of the License such that the holder of the License is Purchaser or a separate business entity established by Purchaser or at Purchaser’s direction.

6.8 Purchaser shall not operate DWP, or conduct any operations under or through DWP, until such time as the Ministry of Commerce has approved the transfer of shares contemplated under this Agreement, and Purchaser has complied with all other obligations under this Agreement.

7.	WARRANTIES FOLLOWING COMPLETION

Warranties given pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

8.	CONFIDENTIALITY

Other than such disclosure as may be agreed by the Vendor in writing, and as may be required by any relevant government authority for purposes of approval any transaction contemplated under this Agreement, each of the Purchaser and the Company will not make any announcements or releases or disclose any information concerning this Agreement or the transaction herein referred to or disclose the identity of the other parties (save disclosure to their respective professional advisers under a duty of confidentiality). For the purpose of clarification, the Vendor is entitled to make such disclosure and/or announcement relating to this Agreement and the transactions contemplated herein to any third party and the public as it thinks fit.

9.	GENERAL

9.1 Purchaser hereto undertakes to EGT and DWP that he/she will do all such acts and things and execute all such deeds and documents as may be necessary to carry into effect or to give legal effect to the provisions of this Agreement and the transaction hereby contemplated.

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9.2 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any Party hereto without the prior written consent of the other Parties hereto.

9.3 All notices given pursuant to this Agreement shall be sent by : (a) an internationally recognized overnight courier, in which case notice will be deemed delivered one (1) business day after deposit with such courier; or (b) facsimile transmission, in which case notice will be deemed delivered upon electronic verification that transmission to the recipient was completed, provided that notices sent by facsimile transmission on a day other than a business day, or before 9:00 a.m. or after 5:00 p.m. recipient’s time on a business day, shall be deemed given on the first business day following the date of transmission; or (c) personal delivery. Address and facsimile numbers of the parties are as follows :

If to EGT:

Unit C1, Koon Wah Building, No. 2 Yuen Shun Circuit,

Yuen Chau Kok, Shatin, N.T., Hong Kong

Andy Tsui

Fax: 852 2521 0660

Email: AndyTsui@egt-group.com

If to Purchaser:

Sleng Dey Doh Village, Prek Taten Commune,

Ponhea Leu District, Kandal Province

Ban Kea

Tel:

Email:

If to DWP:

Unit C1, Koon Wah Building, No. 2 Yuen Shun Circuit,

Yuen Chau Kok, Shatin, N.T., Hong Kong

Andy Tsui

Fax: 852 2521 0660

Email: AndyTsui@egt-group.com

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9.4 This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument binding on all of the parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email shall be as effective as delivery of a manually executed counterpart of a signature page of this Agreement.

9.5 This Agreement is made in the English and Khmer language and if there is a conflict between the two versions, the English language version shall prevail.

9.6 In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid or unenforceable provision unless the deletion of the provision held invalid shall substantially impair the benefit of the remaining portion of this Agreement.

10.	TAXES AND FEES

10.1 Vendor shall bear the taxes incurred as a result of the transfer of the Sale Shares from the Vendor to the Purchaser under this Agreement as imposed by the laws and regulations that are applicable to it.

10.2 Vendor shall pay the share transfer tax arising from the transaction contemplated by this Agreement.

11.	USE OF THE BUILDING, STRUCTURE, AND EQUIPMENT BEFORE COMPLETION

11.1 During the period from the date of this Agreement until Completion hereof, Purchaser is permitted to operate such business to be approved by the Vendor and to use the Equipment in the Building Structures. Purchaser shall be responsible for the maintenance and repair of the Building Structures and Equipment and all damage to and loss of the Building Structures and Equipment. Purchaser acknowledges that the Equipment has been inspected prior to its use and hereby agrees to accept it in the condition in which it is found by Purchaser on the date of this Agreement. Purchaser shall provide DWP and the Vendor with the written results of the physical inventory of the assets as required by DWP and the Vendor, and shall replace all missing or damaged Equipment as required.

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11.2 Purchaser shall indemnify, defend, and hold harmless DWP, EGT and their respective officers, agents, and employees from and against any and all losses, claims, damages and expenses (including reasonable costs of investigation and attorneys’ fees) arising from the use of the Building Structures and Equipment by anybody, including Purchaser, his/her agents, employees, or subcontractors. The indemnity provisions set forth in this paragraph shall survive the termination of this Agreement.

11.3 Upon Completion, Purchaser is deemed to have accepted the Equipment on an “as is” basis on the date of Completion. Upon termination of this Agreement or if Completion does not take place within sixty (60) calendar days after the date of this Agreement or any extension as agreed by Purchaser, DWP and EGT, Purchaser shall return and deliver to DWP the Building Structures and Equipment in a neat and tidy condition and in good operating order (less normal wear and tear).

12.	ENTIRE AGREEMENT

This Agreement represents the entire agreement between the Parties and supersedes any previous agreements with respect to the same subject matter, unless otherwise specified herein.

13.	MODIFICATIONS

Any modifications or amendments to this Agreement shall be effective only if made in writing and signed by the Parties.

14.	COSTS

Each Party shall bear its own costs and expenses with respect to the performance of its respective obligations under this Agreement.

15.	FORCE MAJEURE

The Parties agree to the suspension or termination of this Agreement, as the case may be, in an event of force majeure rendering performance of obligations of any Party under this Agreement impossible or which frustrates the purpose of this Agreement. For the purpose of this provision, events of force majeure include natural disasters, war, governmental actions, civil unrest, and any other events beyond the control of the Party whose performance is rendered impossible or which frustrates the purpose of this Agreement. Whether such event of force majeure results in suspension or termination of this Agreement, and the duration of any such suspension, depends on the nature, scope, duration, and severity of such event. The Parties shall use their best efforts to meet their obligations under this Agreement and suspension or termination pursuant to this provision shall be as a last resort only.

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16.	TERMINATION

In the event Purchaser fails to comply with any obligation under this Agreement, including but not limited to, timely payment of any installment of the Consideration or execution of any document or agreement contemplated hereunder, or timely fulfillment of any Condition Precedent, Vendor shall have the right to immediately and unilaterally terminate this agreement except that the provisions herein on governing law and dispute resolution shall survive termination, and in the event of such termination, Vendor shall be under no obligation to refund any of the Consideration, and shall have the right to seek any and all remedies available to it, including without limitation, to retain or regain its legal status as holder of the License, and to seek damages and recover legal fees and costs as permitted by law.

17.	GOVERNING LAW AND DISPUTE RESOLUTION

17.1 This Agreement is governed by and shall be construed in accordance with the laws of Cambodia.

17.2 Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Hong Kong in accordance with the Arbitration Rules of the Hong Kong International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this clause. The Tribunal shall consist of one (1) arbitrator. The language of the arbitration shall be English.”.

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SCHEDULE 1

The Company

Name	:	DREAMWORLD LEISURE (PAILIN)
LIMITED

Place of incorporation	:	Cambodia

Registered office	:	58-E5, 5th Floor,
The iCON Professional Building,
No. 216 Norodom Blvd.,
Tonle Bassac, Chamkarmorn,
Phnom Penh,
Cambodia

Authorised share capital	:	4,000,000 Riel divided into
1,000 shares of 4,000 Riel each

Issued and paid up share capital	:	1,000 shares of 4,000 Riel each

Directors	:	Mr. CHUNG Yuk Man (Chairman)
Mr. TSUI Kin Ming (Director)

Registered Shareholders and
shareholdings	:	ELIXIR GAMING TECHNOLOGIES (CAMBODIA) LIMITED (1,000 shares)

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SCHEDULE 2

Representations and Warranties of Vendor referred to in Clause 5

1.	Ownership of the Sale Shares

The Vendor is the sole owner of the Sale Shares.

2.	Capacity of the Vendor

(A)	The Vendor has the requisite power and authority to enter into and perform this Agreement.

(B)	This Agreement constitutes a binding obligation of the Vendor.

3.	Company structure

(A)	The Sale Shares comprises 100% of the issued and allotted share capital of the Company and all are fully paid up.

There are no agreements or commitments outstanding which call for the allotment or issue of or accords to any person the right to call for the allotment or issue of any shares or debentures in the Company.

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SCHEDULE 3

PAYMENT IN INSTALLMENTS ("US$")	PAYMENT DATE
1) 100,000	Upon execution of this Agreement (the "Agreement Date");
2) 25,000	Within one month after Agreement Date;
3) 25,000	Within two months after Agreement Date;
4) 25,000	Within three months after Agreement Date;
5) 25,000	Within four months after Agreement Date;
6) 25,000	Within five months after Agreement Date;
7) 25,000	Within six months after Agreement Date;
8) 25,000	Within seven months after Agreement Date;
9) 25,000	Within eight months after Agreement Date;
10) 25,000	Within nine months after Agreement Date;
11) 25,000	Within ten months after Agreement Date;
12) 25,000	Within eleven months after Agreement Date;
13) 25,000	Within twelve months after Agreement Date;
14) 25,000	Within thirteen months after Agreement Date;
15) 25,000	Within fourteen months after Agreement Date;
16) 25,000	Within fifteen months after Agreement Date;
17) 25,000	Within sixteen months after Agreement Date;

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SCHEDULE 4

List of asset of the Company included in the transfer

Item number	Quantity
		Gaming equipment
1	32	Gaming tables
2	26	Cash float trays
3	30	Chip trays
4	40	Cash boxes
5	118	Cash boxes (Insert)
6	220	Gaming chairs-Cream PVC fabric
7	30	Dealer chairs
8	18	Bar chairs and black chairs
9	1	Signage and wellcome wall
10	26	VIP chairs
11	500	Card vaults
12	35	Shoe boxes (Transparent)
13	4	Reshuffle cabinets
14	3	Cards cabinets
15	3	Computer pit stands
16	12	Pailing stands and ropes
17	1	Wall cabinet
18	1	Stand cabinet
19	5	Fire extinguishers and blankets
20	1	Big shuffle table
21	3	Small Shuffle table
22	29	Baccaract Display
23	3	Bean shaped tables
25	3	Cards Cabinets
26	12	Shoe Boxes
27	1	Dice Shaker

		Cage department
28	1	Trolley
29	1	Count Table
30	7	Safes

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31	1	Soft count trolley

		CCTV equipment
32	104	CCTV Cameras

		Restaurant Kitchen and housekeeping equipment
33	8	Dining tables
34	32	Dining chairs
35	1	Buffet Cabinet
36	1	Charles W-Kitchen equipment
37	1	Makro-Kitchen equipment
38	1	Coffee machine
39	1	Mixing machine
40	1	SS Stock Pot with 3 Heads
41	1	SS Exhaust Hood with Light and Filter
42	1	GI Exhaust Ducting
43	1	Gas system
44	1	Housekeeping Equipment

		Other
45	1	VIP Partition
46	1	External LED Lighting
47	1	PABX System
48	1	Signage
49	7	Lockers

		Office
50	7	Office desks
51	7	Office Chairs
52	15	Cabinets

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SCHEDULE 5

Excluded asset list

Item No.	Quantity	Asset/ Documents
1	24	All Laptops and desktops
2	11	All monitors
3	13	All printers and copiers
4	7	PC UPS
5	5	Switch ports
6	1	Small camera

7		All uniforms
8	1	Fingerprint system
9	1	Locker cabinet

10		All dishes, plates, bowls with the DW logo
11	2	Coffee machines
12		All kitchen stock

13		All playing cards
14	2	MD3
15	3	One2Sixes
16		All new gaming documents
17	1	All card shredder
18		All chips

19	30	Slots machines
20		Speilo TITO system and related items
21		All spare parts

22	3	Small vaults
23		All new cage documents

24	3	Shuttle vans
25	1	Avenza
26	1	Silver VIP Van
27	1	Lucky draw ticket collection box
28		All promotion items
29		Membership system and related items
30	1	Fridge on gaming floor

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31		Card access system
32		Walkie talkie

33	5	Office chairs
34	4	10 KPA UPS
35		All misc items in store room

36		CCTV equipment excluding cameras (attached)

37		All maintenance tools and loose items

38		All cash and cash equivalents in bank and cages
39		All book and records
40		All documents and items with the Dreamworld logo
41		All items in store room and staff quarters

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SCHEDULE 6

Bank:	ANZ Royal Bank (Cambodia) Ltd.
Bank Address:	20 Kramuon Sar & Corner of street 67, Phnom Penh, Cambodia
Bank Swift Code:	ANZBKHPP
Bank Account:	1550996
Beneficiary Name:	Elixir Gaming Technologies (Cambodia) Limited

OR

Bank:	Canadia Bank Plc.
Bank Address:	No. 315, Ang Duong Street Corner Monivong Blvd, Phnom Penh, Cambodia
Bank Swift Code:	CADIKHPP
Bank Account:	(1001)001-0001957932
Beneficiary Name:	Elixir Gaming Technologies (Cambodia) Limited

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IN WITNESS whereof the parties hereto have executed this Agreement the day and year first before written.

SIGNED by	)
)
for and on behalf of	)
ELIXIR GAMING TECHNOLOGIES	)	/s/ Clarence Chung
(CAMBODIA) CO., LIMITED	)
in the presence of:-)
)
)

SIGNED by	)
)
for and on behalf of	)
DREAMWORLD LEISURE (PAILIN) LIMITED	)	/s/ Clarence Chung
in the presence of:-)
)
)

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SIGNED by	)
)
)
Ban Kea	)	/s/ Ban Kea
in the presence of:-)
)
)

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